Exhibit 10(cc)

                        LUBY'S INCENTIVE STOCK PLAN

 1. Objectives. The Luby's Incentive Stock Plan (the "Plan") is designed to benefit the shareholders of the Company by encouraging and rewarding high levels of performance by individuals who are key to the success of the Company by increasing the proprietary interest of such individuals in the Company's growth and success. To accomplish these objectives, the Plan authorizes incentive Awards through grants of stock options, restricted stock, and performance shares to those individuals whose judgment, initiative, and efforts are responsible for the success of the Company.

 2. Definitions.

"Award" means any award described in Section 5 of the Plan.

"Award Agreement" means an agreement entered into between the Company and a Participant, setting forth the terms and conditions applicable to the Award granted to the Participant.

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Committee" means the Compensation Committee of the Board or other committee designated by the Board to administer the Plan. The Committee shall be constituted to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor rule.

"Common Stock" means the common stock of the Company (par value $.32 per share) and shall include both treasury shares and authorized but unissued shares.

"Company" means Luby's Cafeterias, Inc.

"Fair Market Value" means the closing price of the Common Stock as reported by the composite tape of New York Stock Exchange issues (or such other reporting system as shall be selected by the Committee) on the relevant date, or if no sale of Common Stock is reported for such date, the next following day for which there is a reported sale.

"Participant" means an individual who has been granted an Award pursuant to the Plan.

"1989 Plan" means the Management Incentive Stock Plan of the Company which was adopted in 1989.

 3. Eligibility. All employees of any of the following entities are eligible to receive Awards under the Plan: (i) the Company, (ii) any corporation or other entity that has elected to be taxed as a corporation for federal income tax purposes (collectively "Entities"), other than the Company, in an unbroken chain of Entities beginning with the Company if each of the Entities other than the last Entity in the unbroken chain owns stock or interests possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or interests in one of the other Entities in such chain, (iii) partnerships and any other business entities in which the Company, directly or indirectly, owns more than fifty percent (50%) of the capital and profit interests. With regard to the issuance of incentive stock options, all employees of any of the entities described in
    (i) and (ii) are eligible to receive Awards under the Plan.

 4. Common Stock Available for Awards.  Subject to the adjustment provisions of
    Section 10, the number of shares of Common Stock that may be issued for Awards granted under the Plan is equal to the sum of: (a) 2,000,000 shares;
    (b) any shares of Common Stock available for future awards under the 1989 Plan as of the Effective Date; and (c) any shares of Common Stock represented by awards granted under the 1989 Plan which are forfeited, expire, or are canceled without delivery of Common Stock after the Effective Date, or which result in the forfeiture of Common Stock back to the Company. In no event will the number of shares of Common Stock which may be issued under the Plan exceed 2,500,000. No Participant may receive, under the Plan, stock options for more than 100,000 shares in any one year, except that stock options may be granted to a newly hired employee for not more than 200,000 shares in the first year of employment. Shares of Common stock related to Awards which (i) are forfeited, (ii) expire unexercised,
    (iii) are settled in such manner that all or some of the shares covered by an Award are not issued to a Participant, (iv) are exchanged for Awards that do not involve Common Stock, or (v) are tendered by a Participant upon exercise of a stock option in payment of all or a portion of the option price shall be added back to the pool and shall immediately become available for Awards.

 5. Awards. The Committee shall select the persons who are to receive Awards and shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions, performance requirements, and limitations applicable to each Award. Awards may be granted singly, in combination, or in tandem. Awards may include but are not limited to the following:

    (a) Nonqualified Stock Options. A nonqualified stock option is a right to purchase a specified number of shares of Common Stock at a fixed option price equal to the Fair Market Value of the Common Stock on the date the Award is granted, during a specified time, not to exceed ten years, as the Committee may determine. The option price shall be payable:

        (i) in U.S. dollars by personal check, bank draft, or by money order payable to the order of the Company or by money transfer or direct account debit; or

       (ii) if the Committee so determines, through the delivery of shares of Common Stock of the Company with a Fair Market Value equal to all or a portion of the option price for the total number of options being exercised; or

      (iii) by a combination of the methods described in subsections (i) and
           (ii) next above.

    (b) Incentive Stock Options. An incentive stock option ("ISO") is an Award which, in addition to being subject to applicable terms, conditions, and limitations established by the Committee, complies with Section 422
        of the Code.   Among other limitations, Section 422 of the Code
        currently provides (i) that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock for which ISOs are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000, (ii) that ISOs shall be priced at not less than 100% of the Fair Market Value on the date of the grant, and
        (iii) that ISOs shall be exercisable for a period of not more than ten years. The Committee may provide that the option price under an ISO can be paid by one or more of the methods described in subsection
        (a) next above.

    (c) Restricted Stock. Restricted Stock is Common Stock of the Company that is subject to restrictions on transfer and/or such other restrictions on incidents of ownership as the Committee may determine, for a required period of continued employment of not less than three years as set by the Committee at the time of Award. Restricted Stock Awards shall require no payments of consideration by the Participant, either on the date of grant or the date the restriction(s) are removed, unless specifically required by the terms of the Award Agreement. The maximum number of shares of Restricted Stock which may be issued under the Plan is 200,000.

    (d) Performance Shares. A Performance Share is Common Stock of the Company, or a unit valued by reference to Common Stock, that is subject to restrictions on transfer and/or such other restrictions on incidents of ownership as the Committee may determine. The elimination of restrictions on a Performance Share and the number of shares ultimately earned by a Participant shall be contingent upon achievement of one or more performance targets specified by the Committee. Performance Shares may be paid in Common Stock, cash, or a combination thereof. The Committee shall establish minimum performance targets with respect to each Performance Share. Performance targets may be based on financial criteria consisting of (i) revenue growth, (ii) diluted earnings per share, (iii) net operating profit after taxes, (iv) cash flow,
        (v) economic value added, or (vi) a combination of such criteria. No Participant may receive, under the Plan, a Performance Share Award for any award cycle in excess of 25,000 performance units or 25,000 shares of Common Stock.

 6. Certain Changes.  Except as may be permitted under the provisions of
    Section 10 or Section 11, no stock option issued pursuant to the Plan may be (i) canceled by the Company or (ii) amended so as to reduce the option price, unless such cancellation or amendment is approved by the shareholders of the Company.

 7. Award Agreements. Each Award under this Plan shall be evidenced by an Award Agreement consistent with the provisions of the Plan setting forth the terms and conditions applicable to the Award. Award Agreements shall include:

   (a) Non-Assignability. A provision that no Award shall be assignable or transferable except by will or by the laws of descent and distribution and that during the lifetime of a Participant, the Award shall be exercised only by such Participant.

   (b) Termination of Employment. Provisions governing the disposition of an Award in the event of the retirement, disability, death, or other termination of a Participant's employment or relationship to the Company or any affiliate of the Company.

   (c) Rights as a Shareholder. A provision that a Participant shall have no rights as a shareholder with respect to any shares covered by an Award until the date the Participant or his nominee becomes the holder of record. Except as provided in Section 9 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to such date, unless the Award Agreement specifically requires such adjustment.

   (d)  Withholding.   A provision requiring the withholding of all taxes
        required by law from all amounts paid in cash. In the case of payments of Awards in shares of Common Stock, the Participant may be required to pay the amount of any taxes required to be withheld prior to receipt of such shares. A Participant must in all instances pay the required withholding taxes in cash. The withholding of shares to pay taxes shall not be permitted.

   (e) Other Provisions. Such other terms and conditions, including the criteria for determining vesting of Awards and the amount or value of Awards, as the Committee determines to be necessary or appropriate. Without limiting the generality of the foregoing, any stock option granted under the Plan may provide, if the Committee so determines, that upon the occurrence of a "change of control" (as defined in Section 11) the option shall immediately become exercisable and shall remain exercisable for a period of one year after termination of the optionee's employment but not later than the expiration date of the option.

 8. Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to grant waivers of Award restrictions, and to adopt such rules, regulations, and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. All questions of interpretation and administration with respect to the Plan and Award Agreements shall be determined by the Committee, and its determination shall be final and conclusive. The Committee may delegate to the Chief Executive Officer of the Company its administrative functions and authority to grant Awards under the Plan pursuant to such conditions and limitations as the Committee may establish, except that only the Committee may select, and grant Awards to, Participants who are subject to Section 16 of the Securities Exchange Act of 1934.

 9. Amendment, Modification, Suspension, or Discontinuance of the Plan. The Board may amend, modify, suspend, or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. Subject to changes in law or other legal requirements that would permit otherwise, the Plan may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding (i) to increase the aggregate number of shares of Common Stock that may be issued under the Plan (except for adjustments pursuant to Section 9 of the Plan), (ii) to decrease the option price,
    (iii) to materially modify the requirements as to eligibility for participation in the Plan, (iv) to withdraw administration of the Plan from the Committee, or (v) to extend the period during which Awards may be granted.

10. Adjustments. In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Committee may adjust proportionally (a) the number of shares of Common Stock (i) reserved under the Plan, (ii) for which Awards may be granted to an individual Participant, and (iii) covered by outstanding Awards denominated in stock or units of stock; (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, may be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume stock options, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new stock options for previously issued stock options or an assumption of previously issued stock options. The issuance of new stock options for previously issued stock options or the assumption of previously issued stock options in connection with a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation shall not reduce the number of shares of Common stock available for Awards under the Plan.

11. Change of Control. (a) In the event of a change of control of the Company, or if the Board reaches agreement to merge or consolidate with another corporation and the Company is not the surviving corporation or if all, or substantially all, of the assets of the Company are sold, or if the Company shall make a distribution to shareholders that is nontaxable under the Code, or if the Company shall dissolve or liquidate (a "Restructuring Event"), then the Committee may, in its discretion, recommend that the Board take any of the following actions as a result of, or in anticipation of, any such Restructuring Event to assure fair and equitable treatment of
    Participants:

      (i) accelerate time periods for purposes of vesting in, or realizing gain from, any outstanding Award made pursuant to the Plan;

     (ii) offer to purchase any outstanding Award made pursuant to the Plan from the holder for its equivalent cash value, as determined by the Committee, as of the date of the Restructuring Event; and

    (iii) make adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants following such Restructuring Event.

   (b) Any such action by the Board shall be conclusive and binding on the Company and all Participants. Notwithstanding the foregoing, the Committee shall retain full authority to take, in its discretion, any of the foregoing actions with respect to Awards held by Participants who are directors, and the Board shall have no authority to act in any such matter.

   (c) For purposes of this Section, "change of control" shall mean (i) the acquisition by any person of voting shares of the Company, not acquired directly from the Company, if, as a result of the acquisition, such person, or any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 of which such person is a part, owns at least 20% of the outstanding voting shares of the Company; or (ii) a change in the composition of the Board such that within any period of two consecutive years, persons who (a) at the beginning of such period constitute the Board or (b) become directors after the beginning of such period and whose election or nomination for election by the shareholders of the Company was approved by a vote of at least two-thirds of the persons who were either directors at the beginning of such period or whose subsequent election or nomination was previously approved in accordance with this clause (b), cease to constitute at least a majority of the Board; or (iii) a merger, consolidation, reorganization, or similar restructuring involving the Company is consummated and, as a result, the shareholders of the Company immediately prior to such event own less than 50% of the voting shares of the surviving entity outstanding immediately after such event.

12. Unfunded Plan. Insofar as it provides for Awards of cash and Common Stock, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock, or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock, or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company or the Board or the Committee be deemed to be a trustee of any cash, Common Stock, or rights thereto to be granted under the Plan. Any liability of the Company or any of its affiliates to any Participant with respect to a grant of cash, Common Stock, or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company or any of its affiliates shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

13. Right of Discharge Reserved. Nothing in the Plan or in any Award shall confer upon any employee or other individual the right to continue in the employment or service of the Company or any affiliate of the Company or affect any right the Company or any affiliate of the Company may have to terminate the employment or service of any such employee or other individual at any time for any reason.

14. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed for the Company or an affiliate of the Company. Any gain realized pursuant to such Awards constitutes a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Company or any affiliate of the Company.

15. Limited Stock Purchase Loans. During the period from the Effective Date to March 25, 1999, the Company may, with the approval of the Committee, make or guarantee loans to Participants who are officers of the rank of Vice President and above, for the purpose of purchasing Common Stock. Each such loan shall be for a maximum of five years, shall not exceed an amount equal to 50% of the Participant's annual base salary, and shall be subject to such conditions as the Committee may prescribe with respect to recourse, interest, security, and payment.

16. Notice. Any notice to the Company required by any of the provisions of the Plan shall be addressed to the chief human resources officer or to the Chief Executive Officer of the Company in writing and shall become effective when it is received by the office of either of them.

17. Governing Law. The Plan shall be governed by, construed and enforced in accordance with the laws of the State of Texas without regard to the conflicts of law provisions in any jurisdiction.

18. Effective and Termination Dates. The Plan shall become effective on January 1, 1999, subject to approval of the shareholders of the Company at the 1999 annual meeting of shareholders. The Plan shall terminate on December 31, 2008, unless sooner terminated by the Board, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.
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                                                          Exhibit 10(dd)

                         LUBY'S CAFETERIAS, INC.
                   INCENTIVE BONUS PLAN FOR FISCAL 1999

 1. Purpose. The Incentive Bonus Plan for Fiscal 1999 (the "Plan") of Luby's Cafeterias, Inc. (the "Company") is intended to provide (i) additional incentives for Participants to improve their job performance, (ii) drive the achievement of performance objectives that are aligned with the Company's strategic plan, and (iii) to retain and attract highly talented executives.

 2. Participants. Participants include the Chief Executive Officer, Senior Vice Presidents, Vice Presidents, Department Directors, Assistant Vice Presidents, and Assistant Secretaries.

 3. Eligibility. A employee must be a Participant in the Plan for a minimum of three months during the plan year to be eligible for an award for that plan year.

 4. Target Award Percentages. Award levels are set for each Participant in the organization based on level of responsibility.

 5. Cash Bonus Pool. The Company shall establish a Cash Bonus Pool based upon the sum of target award percentages multiplied by each Participant's salary. The target award percentages are set for each level by the Compensation Committee.

 6. Performance Goals. At the recommendation of the Chief Executive Officer, the Compensation Committee of the Board of Directors has approved certain Strategic Objectives and a threshold earnings goal for the Company for fiscal 1999. If the threshold earnings goal is met or exceeded, the Compensation Committee will then authorize the pool. The amount of the pool will be determined based on the following:

50% of the Pool: Earnings Per Share versus established goals, according to the following schedule for 1999:

         Performance vs. Goal                        % of Target Pool Generated
Stretch Performance:     106.5% or more                       150% of pool
Performance at Goal:     100%                                 100% of pool
Threshold:                93.5% of Goal                        50% of pool
    Straight-line interpolation between or above points

The other 50% of the pool will be based on performance versus the strategic objectives, as determined by the CEO and approved by the Compensation Committee of the Board of Directors.

 7. Job Performance Evaluations. At the end of each fiscal year, the management of the Company shall review the job performance of each Participant during the fiscal year and shall evaluate his or her performance based upon the achievement of written objectives established for the year. In addition, each Participant will be evaluated on the basis of general job performance criteria.

 8. Cash Bonuses. Upon completion of the Job Performance Evaluations of all Participants at the end of the fiscal year, the management of the Company shall allocate the approved Cash Bonus Pool among the Participants based upon the evaluations. The Company's evaluation of each Participant's performance and the Company's determination of the amount to be awarded to each Participant out of the Cash Bonus Pool shall be final and conclusive and shall be binding upon all Participants in the Plan. The amount awarded to each Participant out of the Cash Bonus Pool shall be in addition to his or her base salary and other benefits.

 9. Adjustments for Extraordinary Items. The Compensation Committee of the Board shall be authorized to made adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting policies, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company's financial statements.

10. Withholding Tax. The Company shall have the right to deduct from all payments made under the Plan any taxes required by law to be withheld with respect to such payments.

11. Interpretation of the Plan. Any disagreement or dispute with respect to the interpretation or application of the Plan shall be resolved by the Executive Committee of the Board of Directors of the Company. The decision of the Executive Committee with respect to any such matter shall be final and conclusive and shall be binding upon all Participants in the Plan.

12. Amendment and Discontinuance of the Plan. The Plan may be discontinued or amended by the Board of Directors of the Company at any time. No Participant shall be entitled to receive a bonus under the Plan until such time as the bonus has been awarded by the Board of Directors in accordance with the Plan.

13. No Right To Continued Employment or Awards. No employee shall have any claim or right to be made an award, and the making of an award shall not be construed as giving a participant the right to be retained in the employ of the Company. Further, the Company expressly reserves the right at any time to terminate the employment of any Participant free from any liability under the Plan.